CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Preliminary Prospectus of our report dated March 31, 2023, except for the effects of the reverse stock split discussed in Notes 1 and 6 to the consolidated financial statements, as to which the date is April 9, 2024, with respect to our audit of the consolidated financial statements of Greenidge Generation Holdings Inc. appearing in the Annual Report on Form 10-K of Greenidge Generation Holdings, Inc. for the year ended December 31, 2023.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

    /s/ArmaninoLLP
    Dallas, Texas

May 29, 2024